Exhibit 99.1

Press Release jointly issued by CBES Bancorp, Inc. and NASB Financial, Inc. on December 20, 2002.


                             NEWS RELEASE


Contact: Keith B. Cox
         NASB Financial, Inc.
         12498 South 71 Highway
         Grandview, MO  64030
         Phone (816) 765-2200
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FOR IMMEDIATE RELEASE:

   NASB FINANCIAL, INC. COMPLETES ACQUISITION OF CBES BANCORP, INC.

     KANSAS CITY, MISSOURI - (DECEMBER 20, 2002) NASB Financial, Inc. (NASDAQ:NASB), and CBES Bancorp, Inc. (NASDAQ:CBES), both savings bank holding companies headquartered in the Kansas City, Missouri area, jointly announced today that they have consummated their merger transaction.

     Pursuant to the terms of the merger agreement, CBES stockholders will receive $17.50 in cash for each share of CBES common stock they own. The transaction value is approximately $15.3 million. The CBES stockholders approved the merger agreement and the merger at a stockholder meeting held on December 12, 2002. Stockholders of CBES will soon receive a Letter of Transmittal with instructions for surrendering their shares to receive the merger consideration.

     As a result of the merger, NASB now operates 10 full-service banking locations. As of September 30, 2002, NASB had total assets of $978.2 million and stockholders' equity of $109.4 million, while CBES had total assets of $109.8 million and stockholders' equity of $14.1 million.